UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 10, 2016

Lightstone Value Plus Real Estate Investment Trust III, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	333-195292	46-1140492
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1985 Cedar Bridge Avenue, Suite 1

Lakewood, New Jersey 08701

(Address, including zip code, of Principal Executive Offices)

Registrant's telephone number, including area code: (732) 367-0129

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Hampton Inn Located in Lansing, Michigan

On March 10, 2016, Lightstone Value Plus Real Estate Investment Trust III, Inc. (the “Company”), through LVP HMI Lansing LLC (“LVP HMI Lansing”), a subsidiary of Lightstone Value Plus REIT III LP, the Company’s operating partnership, entered into an Assignment and Assumption of Purchase and Sale Agreement (the “Assignment”) with Lightstone Acquisitions VIII LLC (the “Assignor”), an affiliate of the Company’s sponsor, the Lightstone Group.  Under the terms of the Assignment, LVP HMI Lansing was assigned the rights and assumed the obligations of the Assignor with respect to that certain Purchase and Sale Agreement (the “Purchase Agreement”), dated December 2, 2015, as amended, made between the Assignor, as the purchaser, and Ontario Hospitality, Inc. (the “Seller”) as the seller, whereby the Assignor contracted to purchase an 86-room select service hotel located in Lansing, Michigan, which operates as a Hampton Inn (the “The Hampton Inn - Lansing”) pursuant to an existing franchise agreement with Hampton Inn Franchise, LLC (“Hampton Inn”).

See Item 2.01 “Completion of Acquisition or Disposition of Assets” for additional information.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On March 10, 2016, the Company, through LVP HMI Lansing, completed the acquisition of the Hampton Inn - Lansing from the Seller, an unrelated third party, for approximately $10.5 million, which equates to approximately $122,000 per room, excluding closing and other acquisition related costs. The acquisition was funded with proceeds from the Company’s ongoing initial public offering (the “Offering”). In connection with the acquisition, the Company’s advisor received an acquisition fee equal to 1.0% of the purchase price of $10.5 million, or $105,000.

The Hampton Inn - Lansing was built in 2013 by a local owner/operator. The Company expects to complete certain renovations and improvements to bring the Hampton Inn - Lansing up to latest standards at an estimated cost of $500,000 which will be funded with proceeds from the Offering.

The capitalization rate for the acquisition of the Hampton Inn - Lansing was approximately 12%. The Company calculates the capitalization rate for a real property by dividing the net operating income (“NOI”) of the property by the purchase price of the property, excluding costs. For purposes of this calculation, NOI was based upon the twelve-month period ended November 30, 2015. Additionally, NOI is all gross revenues from the property less all operating expenses, including property taxes and management fees but excluding depreciation.

The Company believes that the Hampton Inn - Lansing is favorably located in Lansing, Michigan which is the home of Michigan State University as well as the state capitol of Michigan.  The Lansing market has diverse demand generators including Michigan State University and state government which are considered recession resistant.  Additionally, the Hampton Inn - Lansing currently operates at revenue per available room of $85. The Hampton Inn - Lansing is subject to competition from similar properties within its market areas, and its economic performance could be affected by changes in local economic conditions.

The Company has established a taxable REIT subsidiary, LVP HMI Lansing Holding Corp (“LVP HMI Lansing TRS”), which has entered into an operating lease agreement for the Hampton Inn - Lansing.  LVP HMI Lansing TRS also entered into a management agreement with an unrelated third party for the management of the Hampton Inn - Lansing commencing on March 10, 2016 and a franchise agreement (the “Franchise Agreement”) with Hampton Inn, pursuant to which the Hampton Inn - Lansing will continue to operate as a “Hampton Inn & Suites,” commencing on March 10, 2016 for a term of 15 years.

Item 9.01	Financial Statements and Exhibits.

(a) and (b) Financial Statements and Pro Forma Financial Information.

The financial statements required by this item are not being filed herewith.  To the extent financial statements are required by this item, such financial statements will be filed with the Securities and Exchange Commission by amendment to this Form 8-K no later than 71 days after the date on which this Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTSTONE VALUE PLUS REAL ESTATE INVESTMENT TRUST III, INC.

Date: March 16, 2016	By:	/s/ Donna Brandin
Donna Brandin
Chief Financial Officer and Treasurer

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